EXHIBIT 99.1

AMERICAN EAGLE
OUTFITTERS

Reports Record April Sales of $142.5 Million, an Increase of 30.2%
 Same Store Sales Increased 20%
 Raises First Quarter EPS Guidance

Warrendale, PA, May 4, 2005 - American Eagle Outfitters, Inc. (NASDAQ: AEOS) today announced that total sales for the month ended April 30, 2005 increased 30.2% to a record $142.5 million, compared to $109.4 million for the month ended May 1, 2004. Comparable store sales increased 20% for the April period.

Total sales for the thirteen-week period ended April 30, 2005 increased 36.7% to $454.0 million, compared to $332.2 million for the thirteen-week period ended May 1, 2004. Comparable store sales increased 27.1% for the thirteen-week period.

Based on strong April results, the company is raising its first quarter earnings guidance to a range of $0.33 to $0.34 per share, compared to earnings of $0.18 per share from continuing operations in the first quarter of last year. The company's previous first quarter earnings guidance was $0.30 to $0.31 per share.

To access our recorded monthly sales commentary, please call 800-642-1687, conference code #3282124.

The company will report first quarter earnings results in the morning of Thursday, May 12, 2005. Shortly after the announcement, management will hold a conference call at 9:00 a.m. Eastern Time. To listen to the call, please dial 877-601-0864 at least 5 minutes prior to the scheduled start time. A live web cast of the call can also be accessed at the Company's web-site at www.ae.com (About AE, Investor Information).

American Eagle Outfitters (NASDAQ: AEOS) is a leading lifestyle retailer that designs, markets, and sells its own brand of relaxed, casual clothing for 15 to 25 year olds, providing high-quality merchandise at affordable prices. AE's collection includes modern basics like jeans, cargo pants, and graphic Ts as well as a stylish assortment of cool accessories, outerwear and footwear. American Eagle Outfitters currently operates 774 AE stores in 49 states, the District of Columbia and Puerto Rico, and 70 AE stores in Canada. AE also operates via its Web business, www.ae.com, which offers additional sizes and styles of favorite AE merchandise.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding first quarter earnings. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company's control. Such factors include, but are not limited to the risk that our first quarter earnings expectations may not be achieved, and those other risks described in the Company's filings with the Securities and Exchange Commission. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The Company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

Company Contacts:

Laura Weil
Judy Meehan
724-776-4857